EMPLOYMENT AGREEMENT

This Employment Agreement is entered this 19th day of November, 2010, by and between LC Luxuries Ltd., a Nevada corporation (the “Employer”), and Keith Hoerling, hereinafter referred to as “Employee,” in consideration of the mutual promises made herein, agree as follows:

ARTICLE 1.  AT-WILL EMPLOYMENT

Section 1.1.         At-Will Employment.  Employer hereby employs Employee and Employee hereby accepts employment with Employer on an at-will basis, with both Employer and Employee able to terminate the employment relationship at any time, with or without cause.  This at-will status can only be changed by a writing signed by Employer’s President.

Section 1.2.         Annual Review.  Employer will grant Employee an annual review.  This annual review may result in a corresponding increase in salary to Employee, but any increase in salary is in the sole discretion of Employer.

ARTICLE 2.  DUTIES AND OBLIGATIONS OF EMPLOYEE

Section 2.1.         General Job Responsibilities.  Employee is being hired for the position of Chief Technology Officer (“CTO”) for the Employer.  Employee shall report directly to Employer’s President.  In that capacity, Employee shall do and perform the services set forth on Exhibit A.

Section 2.2.          Matters Requiring Consent of Employer’s President.  Employee shall not, without specific written approval of the Employer’s President, do or contract to do any of the following:

(1)
Bind the Employer to any contract or agreement outside the Employer’s ordinary course of business (meaning – e-commerce and marketing as it relates to the cannabis industry and any other industry in which Employer is either operating in or is in the pre-operation development stage at the time of Employee’s departure (the “Business”) that could cause the Employer to expend in excess of $1,000.00 (One Thousand Dollars); or

(2)	Bind the Employer to a liquidation event, such as liquidation, dissolution or winding up of the Employer, whether voluntary or involuntary;
(3)	Bind the Employer to a sale of all or substantially all of the assets of the Employer;
(4)	Bind the Employer to a transaction that would result in a change of the control of the Employer;
(5)
Bind the Employer to any transaction that would result in the issuance of any shares of any class of stock of the Employer after the date of this Agreement, or any security convertible into or exchangeable for any shares of any class of the Employer’s stock;

(6)	Guaranty any debt or obligation in the name of the Employer; or
(7)	Any other matter prohibited by the Employer’s written practices and policies that have been, or will be, distributed to Employer’s employees.

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Section 2.3.         Devotion to Employer’s Business.

(a)           Subject to the exceptions set forth herein, Employee shall devote his full professional time, attention, best efforts, energy and skill to the business of Employer during the term of his employment necessary to effectively and efficiently execute all job responsibilities set forth in Section 2.1.  Employee may devote time and attention to other activities that do not compete with Employer or interfere with Employee’s obligations, duties and responsibilities to Employer hereunder.

(b)           During Employee’s employment with Employer, Employee shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, that competes with Employer or interferes with Employee’s obligations, duties and responsibilities to Employer hereunder, without the prior written consent of Employer’s CEO.  However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this agreement if those activities do not materially interfere with the services required under this agreement and such activities shall not require the prior written consent of Employer’s CEO.

(c)           This agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not interfere or conflict with the services required under this agreement.  However, during the term of Employee’s employment, Employee shall not directly or indirectly acquire, hold, or retain any material interest in any business competing with or similar in nature to the Business.

Section 2.4.        Competitive Activities.  While Employee is an employee of Employer, and for a period of one (1) year after termination, Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that competes with the Business.  Employee acknowledges that this non-compete provision itself survives the termination of this employment agreement.

Section 2.5.        Uniqueness of Employee’s Services.  Employee hereby represents and agrees that the services to be performed by Employee under this agreement are of a special, unique, unusual, extraordinary and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law.  Employee therefore expressly agrees that Employer, in addition to any other rights or remedies that the Employer may posses, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Employee.  The parties are aware that under California law specific performance may not be available to enforce all breaches of this agreement but acknowledge that for all such material breaches of this agreement the non-breaching party would be harmed and both parties agree that this harm will be recoverable through monetary damages.

Section 2.6.         Trade Secrets.

(a)           The parties acknowledge and agree that during Employee’s employment and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with confidential information concerning the operation and processes of Employer, including without limitation, confidential financial, personnel, sales, and other information that is owned by Employer’s business, and that such information constitutes Employer’s trade secrets (“Trade Secrets”).

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(b)           Employee specifically agrees that he shall not misuse, misappropriate, or disclose any such Trade Secrets, directly or indirectly to any other person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of his employment hereunder.

(c)           Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of Employer’s Trade Secrets obtained by Employee during the course of his employment with Employer, including confidential information concerning Employer’s current or any future and proposed work, services, or products, the facts as well as any descriptions thereof, would constitute unfair trade practices and unauthorized use of the Employer’s Trade Secrets, whether such information is used during the term of Employee’s employment or at any other time thereafter.

(d)           Employee further agrees that all files, records, documents, drawings, specifications, equipment, and similar items relating to Employer’s business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer and that they shall be removed from the premises of Employer only with the express prior written consent of Employer.  Employee shall not solicit or hire any client(s) or employee(s) of Employer for one (1) year following termination of employment.  Trade Secrets do not include: (1) information that was in the public domain at the time of disclosure; or (2) information that subsequently becomes part of public knowledge or literature through a deliberate act of Employer or Employee as of the date of its becoming public.

Section 2.7         Discoveries.  All inventions, discoveries, ideas, and other intellectual property rights (“Intellectual Property”) made or conceived by Employee during the term hereof, either solely or jointly with others, whether they can be patented or not, to the extent related to and arising out of Employee’s performance under this Agreement shall be promptly and fully disclosed to the Employer, considered work for hire and all right, title and interest thereto anywhere in the world shall be the Employer’s property.  In the event that such inventions, discoveries and ideas are not considered work for hire for any reason, Employee hereby unconditionally assigns to the Employer all of his right, title and interest therein.  Employee agrees to execute any and all documents deemed necessary by the Employer to effectuate the foregoing at any time, whether before or after the expiration or earlier termination of this Agreement.  Compensation for any such inventions, discoveries or ideas shall be deemed to be included in the compensation paid to Employee hereunder.

ARTICLE 3.  OBLIGATIONS OF EMPLOYER

Section 3.1.         General Description.  Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.

Section 3.2.         Office and Staff.  Employer shall provide Employee with an office, office equipment, supplies, and other facilities and services, suitable to Employee’s position and adequate for the performance of his duties.  Employee shall work from the Employer’s corporate headquarters, which is currently located in Costa Mesa, California.  Employee is required to spend time at the Employer’s corporate headquarters and in the field as necessary to effectively carry out his job duties and responsibilities, maintain team continuity and direction, grow and maximize sales, and to achieve his established goals.  Employee understands and agrees that frequent travel may be necessary to accomplish his job responsibilities outlined herein.

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ARTICLE 4.  COMPENSATION OF EMPLOYEE

Section 4.1.         Annual Salary.

(a)           As compensation for the services to be rendered hereunder, Employee shall receive an annual salary at the rate of $30,000 per month, payable twice a month.

(b)           Employee may receive such annual increases in salary as may be determined by Employer in its sole discretion on the anniversary of this Agreement.  Nothing herein requires Employer to increase Employee’s salary at any time.

Section 4.2.         Tax Withholding.  Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

ARTICLE 5.  EMPLOYEE BENEFITS

Section 5.1.         Eligibility.  Employee will be entitled to begin accruing the benefits listed in this Section immediately after Employee’s start date.

Section 5.2.         Annual Vacation.  Employer does not currently offer vacation leave.   However, to the extent that the Employer offers vacation leave to its employees in the future, Employee will be eligible to participate in such a plan, in accordance with what the Employer offers to other comparable employees.

Section 5.3.         Sick Leave.  Employer does not currently offer sick leave.   However, to the extent that the Employer offers sick leave to its employees in the future, Employee will be eligible to participate in such a plan, in accordance with what the Employer offers to other comparable employees.

Section 5.4.         Medical Coverage.  Employer does not currently offer medical coverage.  However, to the extent that the Employer offers coverage to its employees in the future, Employee will be eligible to participate in such coverage, in accordance with what the Employer offers to other comparable employees.

Section 5.5.         Retirement Plan.  Employer does not currently offer retirement benefits.   However, to the extent that the Employer offers retirement benefits to its employees, Employee will be eligible to participate in such benefits, in accordance with what the Employer offers to other comparable employees.

ARTICLE 6.  BUSINESS EXPENSES

Section 6.1.         Reimbursement of Business Expenses.

(a)           Employer shall reimburse Employee for all reasonable business expenses incurred by Employee in connection with the business of Employer, conditional on Employee receiving written authorization from the President or CEO, prior to incurring such expense.

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(b)           Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Employer.

(c)           Each such expenditure shall be reimbursable only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

ARTICLE 7.  TERMINATION OF EMPLOYMENT

Section 7.1.         Termination At Will.  Employee’s employment hereunder is at will and may be terminated by either Employer or Employee at any time for any reason, with or without cause.

Section 7.2.         Termination Upon Death.  Employee’s employment hereunder shall terminate upon his death, in which event the Employer shall pay to such person as the Employee shall have designated in a written notice filed with the Employer, or if no such person shall have been designated to his estate, all salary, amounts due under benefit plans and profit sharing plans, and reimbursement of business expenses through the date of termination.

Section 7.3.        Termination Upon Disability.  If, as a result of a permanent mental or physical disability, Employee shall have been absent from his duties hereunder on a full-time basis for six (6) consecutive months, (“Disability”) and, within thirty (30) days after the Employer notifies Employee in writing that it intends to replace him, (which notice can be given at the end of the fifth month during such six-month period), Employee shall not have returned to the complete performance of his duties on a full-time basis, the Employer shall be entitled to terminate Employee’s employment.  In addition, Employee shall, upon his Disability, have the right to terminate his employment with Employer.  If such employment is terminated (whether by the Employer or Employee) as a result of Employee’s Disability, then Employer shall pay, if applicable, to Employee all salary, amounts due under benefit plans and profit sharing plans, and reimbursement of business expenses, through the date of termination.

Section 7.4.         Termination for Cause.  Employer shall be entitled to terminate Employee’s employment for Cause, in which event Employee shall be entitled, if applicable, to all salary, amounts due under benefit plans and profit sharing plans, and reimbursement of business expenses, through the date of termination.  For purposes of this agreement, “Cause” shall mean (i) the conviction of Employee of a felony, (ii) the commission by Employee of an act of fraud or embezzlement involving assets of the Employer or its customers, suppliers or affiliates, (iii) a willful breach or habitual neglect of Employee’s duties which he is required to perform under the terms of his employment (See Section 2.1, above) and which causes material harm to the Business, (iv) refusal to timely produce any and all documentation related to the Employer’s business to the President upon request therefore, which refusal causes material harm to the Business; or (v) gross misconduct or gross negligence in connection with the business of the Employer or an affiliate which has a material adverse effect on the Employer and any of its subsidiaries.  Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a notice of termination which specifies the grounds for termination and a statement of supporting facts.

Section 7.5          Termination without Cause. Subject to the provisions of Section 7.7 of this Agreement, Employee’s employment hereunder may be terminated by Employer without Cause at any time and without prior notice to Employee.

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Section 7.6          Termination with Good Reason.  Employee may resign at any time with Good Reason.  For purposes of this Agreement, Employee shall be deemed to have terminated his service to Employer for “Good Reason” if he terminates his service because:  (i) he experiences a material reduction in salary, benefits or role without his prior written consent unless (A) within the prior six (6) months, Employee committed one or more of the acts defined as Cause in Section 7.4, above or (B) all of Employer’s employees are subject to a similar reduction; or (ii) Employer relocates Employee’s office or reporting location more than 75 miles away from Employer’s current corporate offices in Costa Mesa, California.

Section 7.7          Payments upon Termination without Cause or With Good Reason.  In the event that Employee’s employment with Employer is terminated by Employer without Cause pursuant to Section 7.5 or by Employee with Good Reason pursuant to Section 7.6 above, then Employee shall be entitled to receive payment of eighteen (18) weeks (four and a half (4.5) months) of Employee’s base salary in effect as of the date of such termination.   The severance payments will be made in accordance with the normal payroll cycle of Employer and subject to any required tax withholdings and deductions.  In the event that Employee breaches any of the covenants set forth in Article 2, above, Employer shall have no further obligation to provide, and Employee shall have no further right to receive, any payments or benefits pursuant to this Section 7.7.

Section 7.8          Return of Documents.  Upon the termination of Employee's employment with Employer for any reason, including without limitation termination by the Employer for Cause, Employee shall promptly deliver to Employer all correspondence, manuals, orders, letters, notes, notebooks, reports, programs, proposals, appraisal documents, agreements, and any documents and copies concerning Employer’s customers or concerning products or processes used by Employer and, without limiting the foregoing, will promptly deliver to the Employer any and all other documents or material containing or constituting Trade Secrets.

ARTICLE 8.  GENERAL PROVISIONS

Section 8.1.         Notices.  Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or facsimile or overnight mail.  Notices shall be addressed to the parties at the addresses below.  Such notice or communication shall be deemed to have been given or made, as of the date of delivery, as evidenced by a signed declaration under penalty of perjury in the event of personal delivery, as evidenced by a facsimile confirmation sheet in the event of facsimile delivery, or as evidenced by prove of overnight delivery in the event of delivery by overnight courier.

If to Employer:	LC Luxuries Ltd.
2183 Fairview Road, Suite 101
Costa Mesa, CA 92627
Attn. James Pakulis, President
Facsimile (949) 515-1625

with a copy to:	The Lebrecht Group, APLC
9900 Research Drive
Irvine, CA 92618
Attn: Craig V. Butler, Esq.
Facsimile: (949) 635-1244

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If to Employee:	Keith Hoerling

Facsimile:

Section 8.2.         Arbitration.

(a)           Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on written request of either party served on the other be submitted to arbitration.

(b)           Employer and Employee shall each appoint one person to hear and determine the dispute.  If the two (2) persons so appointed are unable to agree, then those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

(c)           The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

Section 8.3.         Attorney’s Fees and Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.  This provision shall be construed as applicable to the entire contract.

Section 8.4.         Entire Agreement.  This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever.  Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

Section 8.5.         Modifications.  Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

Section 8.6.         Effect of Waiver.  The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

Section 8.7.         Partial Invalidity.  If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Section 8.8.         Law Governing Agreement/Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.  Any legal action, suit, arbitration, or proceeding arising from or relating to this Agreement shall be brought and maintained in the appropriate court or arbitrator located in and with jurisdiction over Orange County, California and the parties hereby submit to the jurisdiction thereof.

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Section 8.9.         Understanding Agreement. Employee has read and fully understands the points listed above and has agreed to adhere to all sections as presented.  Employee has had an opportunity to seek the advice of legal counsel regarding the terms of this agreement.

Section 8.10.       Assignment.  This Agreement, and the Employee’s rights and obligations hereunder, may not be assigned by the Employee.

Section 8.11.      Amendment.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both parties as hereto, as in the case of a waiver, by the party waiving compliance.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers or other authorized signatory, have executed this Amendment as of the date first above written.  This agreement may be signed in counterparts and facsimile signatures are treated as original signatures.

“Employer”	“Employee”

LC Luxuries Ltd.	Keith Hoerling,
a Nevada corporation	an individual

/s/ James Pakulis	/s/ Keith Hoerling
By: James Pakulis	By: Keith Hoerling
Its: President

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Exhibit A

Chief Technology Officer Services

Description

The Chief Technology Officer’s role is to assure the successful execution of Employer’s business mission through development and deployment of Employer’s web presence.  This requires envisioning Employer’s service offerings as a web-based business, leading implementation of web applications, and planning for risk and growth.

Responsibilities:

Strategy & Planning

  - In partnership with the Employer’s Chief Web Officer and Douglas Francis, identify opportunities and risks for delivering Employer’s services as a web-based business, including identification of competitive services, opportunities for innovation, and assessment of marketplace obstacles and technical hurdles to the business success.

-	Evaluate and identify appropriate technology platforms (including web applications frameworks and the deployment stack) for delivering Employer’s services.

-
Lead strategic planning to achieve business goals by indentifying and prioritizing development initiatives and setting timetables for the evaluation, development, and deployment of all web-based services.

-
Participate as a member of Employer’s senior management team in establishing governance processing of direction and control to ensure that objectives are achieved, risks are managed appropriately and the organization’s resources are used responsibly, particularly in the areas of software development, hardware, and communications.

-	Establish a governance process that meets government, partner, and company expectations for customer information privacy.

-	Direct development and execution of an enterprise-wide information security plan that protects the confidentiality, integrity, and availability of Employer’s data and servers.

-	Direct development and execution of an enterprise-wide disaster recovery and business continuity plan.

-	Communicate Employer’s technology strategy to Employer’s investors, management, staff, partners, customers, and stakeholders, per the instructions of the Board of Directors.

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Implementation & Deployment

-	Establish email service for Employer (in the absence of a system administrator).

-	Select and set up web-based internal communications systems.

-	Select and manage Employer’s staff or outsourced vendors as it relates to technology.

-	Promulgate coding conventions and documentation standards.

-	Establish and supervise the software development process, setting short-term objectives and assessing progress as defined by the selected software development methodology.

-	Conduct code reviews and specification conformance testing as defined by the selected software development methodology.

-	Establish and supervise a quality assurance process, including integration and system testing.

-	Select, deploy, and monitor performance profiling tools and procedures.

-	Review and approve proposed development releases and manage the release process.

-	Establish and application deployment process and supervise deployment to staging and production services.

-	Support the marketing process by providing implementation of technical requirements for SEO.

-	Establish a process to integrate customer service and support with the software engineering process to support resolution of customer issues and improve application usability.

Operational Management

-	Maintain up-to-date knowledge of technology standards, industry trends, emerging technologies, and software development best practices by attending relevant conferences and reading widely.

-	Define and communicate company values and standards for acquiring or developing systems, equipment, or software within the company.

-	Ensure that technology standards and best practices are maintained across the organization.

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-	Share knowledge, mentor, and educate Employer’s investors, management, staff, partners, customers, and stakeholders with regard to Employer’s technological vision, opportunities and challengers.

-	Ensure technical problems are resolved in a timely and cost-effective manner.

-	Develop, track, and control the development and deployment annual operating and capital budgets for purchasing, staffing, and operations.

-	Supervise recruitment, training, retention, and organization of all development staff in accordance with Employer hiring process, personnel policies, and budget requirements.

-	Establish standards of performance and monitor conformance for staff (through performance review) and vendors related to technology (through service level agreements).

-	Ensure Employer’s internal technological processes and customer-facing services comply with community expectations and applicable laws and regulations for privacy, security, and social responsibility.

-
Promote achievement of Employer’s business goals within a context of community collaboration by developing policies for sharing software code, technological innovation, business processes, and other intellectual property.

-
Contribute to open source software development, standardization of technologies, and evolution of best practices by collaborating with peers outside the company, releasing code, presenting at conferences, and writing for publication (online or offline), conditional on the approval of Employer’s senior management.

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